                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) June 17, 1996
                                                          -------------

                        American Film Technologies, Inc.
- -------------------------------------------------------------------------------
                     (Exact Name of Registrant as Specified)

                                    Delaware
- -------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

          1-9748                                      23-2359277
- -------------------------------------------------------------------------------
(Commission File Number)                    (IRS Employer Identification No.)

4105 Sorrento Valley Boulevard, San Diego, California             92121
- -------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code: 619-623-0830
                                                    ------------

ITEM 5.  OTHER EVENTS

                  On June 17, 1996, the Company entered into an agreement with Gerald Wetzler, the President of the Company, pursuant to which Mr. Wetzler purchased, for $200,000, an option to acquire common stock of the Company or, in the alternative, preferred stock convertible into common stock of the Company. The options give Mr. Wetzler the right to purchase up to 20,000,000 shares of common stock of the Company at an exercise price of $0.12 per share. If the Company does not, at the time of exercise, have sufficient shares of common stock authorized for exercise of the option, Mr. Wetzler shall have the right to purchase 10,000,000 shares of the Company's authorized but unissued preferred stock at an exercise price of $0.24 per share. The shares of preferred stock issued to Mr. Wetzler will vote with the Company's common stock on all matters, and each preferred share shall entitle the holder to four votes on any matter brought before the stockholders of the Company. In addition, the preferred stock shall have a liquidation preference of $0.24 per share. The shares of preferred stock, if any, issued to Mr. Wetzler pursuant to the option will automatically be converted to shares of common stock at an exchange ratio of two shares of common stock for each share of preferred stock at such time as sufficient shares of common stock exist for such conversion, whether by amendment of the Company's certificate of incorporation, by redemption or repurchase of outstanding shares, or otherwise.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)               Exhibits

                   4 - Proposed Certificate of Designation of Series A Preferred Stock

                  28 -     Option Agreement between American Film
                           Technologies, Inc. and Gerald M. Wetzler, dated June 17, 1996

                                   SIGNATURES



                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       American Film Technologies,
                                       Inc.



Date:                                  By
     ------------------------------      -------------------------------

                                       Title:
                                             ---------------------------


                                       -3-